Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated as of December 6, 2018, amends the Employment Agreement between Caladrius Biosciences, Inc. (the “Company”) and David J. Mazzo, Ph.D. (the “Executive”) dated as of January 5, 2015 and amended on January 16, 2015, July 25, 2016, and September 15, 2017 (the “Agreement”). Any and all capitalized terms not defined herein shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Executive each believe it is in their respective best interests to amend the Agreement so that the terms of Executive’s employment with the Company include those terms as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Section 280G Limitation. Section 20 of the Agreement is hereby deleted and replaced in its entity with the following:

“Section 20. Section 280G Limitation. If any payment(s) or benefit(s) the Executive would receive pursuant to this Agreement and/or pursuant to any other agreement or arrangement would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, (b) but for this Section 20, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (c) if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the Reduced Amount, then such payment(s) or benefit(s) (collectively, “Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payments that can be paid or provided without causing any portion of the Payments being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the following order: (i) first, any severance payments; (ii) second, any other cash payments due under any other agreement between the Company and the Executive; (iii) third, cancellation of the acceleration of vesting of any stock options; (iv) fourth, cancellation of the acceleration of vesting of any restricted stock and restricted stock units; and (v) lastly, other non-cash forms of benefits. Calculations of the foregoing will be performed at the expense of the Company by an accounting firm selected by the Company. The determinations of such accounting firm shall be final, binding and conclusive upon the Company and the Executive.”

2.       Effect of Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect. This Amendment shall not itself be amended, except as part of any future amendment to the Agreement effected in accordance with the terms thereof.

[signatures follow on next page]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has signed this Agreement, all as of the first date above written.

CALADRIUS BIOSCIENCES, INC.

By: /s/ Joseph Talamo

Name: Joseph Talamo

Title: Senior Vice President, Chief Financial Officer

/s/ David J. Mazzo, PhD

David J. Mazzo, PhD